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                                                                EXHIBIT 99




                   COMSHARE ADOPTS SHAREHOLDER RIGHTS PLAN

Ann Arbor, MI, September 16, 1996 -- Comshare, Inc. (Nasdaq-NM: CSRE),
The Decision Support Company, today announced that its Board of Directors has adopted a Shareholder Rights Plan ("Rights Plan").

"The Board of Directors has implemented the Rights Plan to protect the interests of our shareholders and as an indication of our confidence in the long-term strategic direction we've established for the Company," said T. Wallace Wrathall, President and Chief Executive Officer.

"This confidence arises from a number of factors, including the solid foundation provided by our focus on decision support applications for specific lines of business and the new applications released in Fiscal 1996," he continued. "We have exciting product development plans for Fiscal 1997 aimed at adding new applications, broadening our technology platforms, and further increasing market appeal of all of our offerings."

"The Rights Plan was not adopted in response to any specific effort to acquire control of the Company, but rather is intended to assist shareholders in realizing the long-term value of their investment in the Company," stated Wrathall. We join over 1,000 companies, including many software companies, that have adopted shareholder rights plans with similar provisions to the plan approved by our Board," continued Wrathall.

In connection with the adoption of the Rights Plan, the Board of Directors declared a dividend of one right to purchase one one-hundredth (1/100th) of a share of Series A Preferred Stock on each share of its outstanding Common Stock. The initial exercise price of a right is $110 and the rights expire on September 16, 2006. Distribution of these rights will be made to shareholders of record on September 30, 1996.

The rights will become exercisable if a person or group acquires 15% or more of the Company's Common Stock or announces a tender offer which would cause that result. In addition, if a person or group acquires 15% or more of the Company's Common Stock, the Rights will entitle shareholders (other than the acquiror) to purchase the Company's Common Stock, or in certain cases, stock of the acquiror, at a discount to market prices.

Details of the Rights Plan are outlined in a letter which will be mailed to all shareholders.

About Comshare

Comshare, The Decision Support Company, develops, markets and supports complete client/server decision support applications designed to improve business analysis, planning, reporting and decision making. The Company focuses its applications software in four major markets -- executive information systems
(EIS),
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financial reporting, retail and consumer packaged goods. One of the top 50 independent software companies, Comshare has over 3,000 customers worldwide, many of which are Fortune 1000 and Financial Times Top 1000 companies.

Safe Harbor Statement

Certain information in this press release contains "forward looking statements" within the meaning of the Securities Exchange Act of 1934, including those concerning the Company's future results and the Company's product development efforts. Actual results could differ materially from those in the forward looking statements due to a number of uncertainties, including, but not limited to, the demand for the Company's products and services; the size, timing and recognition of revenue from significant orders; increased competition; the Company's success in and expense associated with developing, introducing and shipping new products; new product introductions and announcements by the Company's competitors; changes in Company strategy; product life cycles; the cost and continued availability of third party software and technology incorporated into the Company's products; the impact of rapid technological advances, evolving industry standards and changes in customer requirements; the impact of recent transitional changes in North American and international management and sales personnel; the impact of the investigation into violations of the Company's revenue recognition policies on the Company's ongoing operations; cancellations of maintenance and support agreements; software defects; changes in operating expenses; fluctuations in foreign exchange rates; and economic conditions generally or in specific industry segments.

For more information about Comshare products and services, call 1-800-922-7979 or see our home page on the world wide web at http://www.comshare.com.


COMPANY CONTACT:                         FINANCIAL COMMUNICATIONS CONTACT:
- ----------------                         ---------------------------------

Comshare, Inc.                           Lippert/Heilshorn & Associates, Inc.
Kathryn Jehle, Chief Financial Officer,  Kris Otridge, Senior Account Executive
  313-769-6723                           tel: 415-955-2735
Dan Jankowski
Director, Marketing Communications,
  313-769-8742



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